Exhibit 10.1

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into effective as of September 18, 2018 (the “Effective Date”), by and between Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and Allan P. Merrill (“Executive”).

RECITALS

A.    Executive is an experienced leader with considerable skill and expertise valuable to the success of the Company.

B.    The Company desires to employ Executive and Executive wishes to provide his services to the Company.

C.    The Company and Executive previously were parties to an Employment Agreement, dated as of September 18, 2014 (the “Prior Agreement”), that the parties acknowledge has terminated in accordance with its terms and, in connection therewith, desire to enter into this Agreement pursuant to which the Company shall provide certain compensation and benefits to Executive in the event his employment is terminated under certain circumstances as hereinafter provided.

D.    During employment with the Company, Executive will have access to certain Confidential Information and trade secrets of the Company and its Affiliates. It is desirable and in the best interests of the Company to protect the Confidential Information and trade secrets of the Company and its Affiliates, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation of former executives with respect to matters related to their employment with the Company.

E.    Executive acknowledges that his receipt of compensation and benefits under this Agreement depends on, among other things, Executive’s willingness to agree to and abide by the non-disclosure, non-competition, non-solicitation and other covenants contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the Company and Executive agree as follows:

1.    Employment. As of the Effective Date, the Company will employ Executive, and Executive will accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement. Executive is an at-will employee, whose employment with the Company may be terminated at any time, with or without Cause, for any reason or no reason, by either party, but subject to any notice requirements and post-termination obligations of the parties provided for in this Agreement.

2.     Position and Duties.

(a)    Position with the Company. Executive will be employed by the Company as President and Chief Executive Officer (“CEO”) of the Company and shall report to the Board of Directors of the Company (the “Board”). As President and CEO, Executive shall (i) manage the day to day affairs and operations of the Company, (ii) have the duties and powers customarily associated with the office of the president and chief executive officer of a significant business enterprise, and (iii) perform such duties and responsibilities as the Board may assign to him from time to time, which will be consistent with his position. If requested by the Board, Executive will also serve on the Board (and on the board of any of the Company’s Affiliates) and provide services to the Company, or any of its Affiliates, in such capacities as may be requested from time to time by the Board, all without additional compensation.

(b)    Performance of Duties and Responsibilities. While Executive is employed by the Company, Executive will serve the Company and its Affiliates faithfully and to the best of his ability and will devote his full time, attention and efforts to the business of the Company and its Affiliates and the promotion of the Company’s interests. Executive will follow and comply with, and hereby agrees to be bound by, applicable policies, programs and procedures adopted by the Board or the Company from time to time, including without limitation, policies relating to business ethics, conflict of interest, trading the stock of the Company, non-discrimination and non-harassment, confidentiality and protection of trade secrets and programs relating to ownership of stock in the Company by executives. Executive agrees not to accept other employment or engage in other material business activity, including serving on the board of directors of other companies, except as approved in writing by the Board, but may participate in charitable and personal investment activities, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

(c)    Place of Employment. Executive’s initial primary office will be at the Company’s headquarters located at 1000 Abernathy Road, Atlanta, GA 30328. Executive will perform his duties primarily from such location, subject to business travel in the ordinary course of Executive’s performance of his duties and responsibilities as may reasonably be required, including visits to the Company’s then current offices and communities, as well as any new offices and communities the Company or its Affiliates shall operate from in the future.

3.     Compensation.

(a)    Base Salary. The Company shall pay to Executive an annual base salary of Nine Hundred Fifty Thousand Dollars ($950,000) (prorated for partial monthly and annual periods), less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures (the “Base Salary”). The Board or the Compensation Committee of the Board (the “Committee”) shall conduct annual performance reviews of Executive for merit increases and may, in its sole discretion, increase Executive’s Base Salary from time to time.

(b)    Short-Term Incentive Compensation. Executive shall be eligible to participate in the Company’s annual cash incentive program (the “STIP”) with an annual target bonus of one hundred fifty percent (150%) of Executive’s Base Salary. The Board or the Committee will annually establish the terms and conditions of the STIP. Except as otherwise set forth herein, in order to be eligible to receive any performance-based bonus under this Section 3(b), Executive must be employed by the Company through the close of business on the first business day of the fiscal year immediately following the fiscal year for which such performance-based bonus was earned (or, if earlier, the date such performance-based bonus is paid). Achievement of the performance criteria for each such fiscal year will be determined by the Committee, in its sole discretion, within sixty (60) days after the end of the applicable fiscal year and will be earned and paid in accordance with the Company’s standard policies adopted from time to time, but in no event will any performance-based bonus under this Section 3(b) be paid later than last day of the calendar year during which the applicable fiscal year ends (e.g., for the fiscal year ending September 30, 2018 any payment would be made by no later than December 31, 2018).

(c)    Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company as are provided from time to time by the Company or its Affiliates to senior executives of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations of such plan or program.

(d)    Long-Term Incentive Compensation. Executive shall be eligible to participate in the Company’s 2014 Long-Term Incentive Plan (as the same may be amended or replaced, the “LTIP”) and other long-term incentive compensation programs the Company may establish. Executive shall be eligible to receive annual awards or grants having a value of up to three hundred percent (300%) of Executive’s Base Salary (subject to increase or decrease by the Committee). The amount, form of award or grant, vesting and other terms and conditions of the award or grant shall be determined by the Committee, in its sole discretion.

(e)    Deferred Compensation Plan. Executive will be eligible to participate in the Company’s Deferred Compensation Plan (“DCP”). In addition to being able to contribute a portion of Executive’s salary or bonus to the DCP, Executive will receive an annual Company contribution to his DCP account, which such contribution may, in the Committee’s sole discretion, increase from time to time. Such contribution shall be paid in installments throughout the year in accordance with the Company’s payroll practices.

(f)    Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense pre-approval and verification, documentation and reimbursement.

(g)    Vacation. Executive shall be eligible for vacation each year in accordance with the Company’s standard policies applicable to his position. Such vacation will be taken at such times so as not to disrupt the operations of the Company.

(h)    Recoupment of Incentive Compensation. Performance-related bonuses and other incentive compensation, including equity awards, paid or granted to Executive will be subject to the terms of any policy of recovery or recoupment of compensation adopted from time to time by the Board or the Committee (as any such policy may be amended) as they deem necessary or desirable to provide for recovery of erroneously awarded compensation, including, without limitation, to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and the national securities exchange on which the Company’s stock is listed, adopted in accordance with either of those Acts, which policy is incorporated into this Agreement by this reference.

4.    Confidential Information. Executive acknowledges that during his employment with the Company he will be in possession of, and will receive, Confidential Information (as hereinafter defined) and trade secrets of the Company and its Affiliates. Except as approved in writing by the Board or by Company policies approved by the Board, during his employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company and its Affiliates, any Confidential Information or trade secrets of the Company or any of its Affiliates. For purposes of this Agreement, Confidential Information means and includes: (a) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company and/or its Affiliates, (b) any customer or supplier lists of the Company and/or its Affiliates, (c) any confidential, proprietary or secret development or research work of the Company and/or its Affiliates, (d) any strategic or other business, marketing or sales plans of the Company and/or its Affiliates, or (e) any financial data or plans respecting the Company and/or its Affiliates. Executive acknowledges that the Confidential Information and trade secrets constitute a unique and valuable asset of the Company and/or its Affiliates and represent a substantial investment of time and expense by the Company and/or its Affiliates, and that any disclosure or other use of such Confidential Information and trade secrets other than for the sole benefit of the Company and/or its Affiliates, would be wrongful and would cause irreparable harm to the Company and/or its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (x) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive or (y) is required to be disclosed by legal process. The obligations of Executive in this Section 4 will continue throughout Executive’s employment with the Company and indefinitely following the termination of Executive’s employment with the Company. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.    Ventures; Intellectual Property. If, during his employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and/or its Affiliates and a third party or parties, all rights in such project, program or venture shall belong to the Company or its Affiliates. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided in this Agreement. Except as expressly permitted by Section 6(c), Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company and/or its Affiliates, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company or its Affiliates, as applicable. All know-how, improvements and inventions, whether or not patentable, and trade secret information conceived or originated by Executive that arise during his employment with the Company or out of the performance of his duties and responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during his employment with the Company or out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company, shall be considered “works made for hire,” as defined in the U.S. Copyright Act, and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Executive shall execute any and all instruments and perform all other acts necessary in furtherance of this Section 5, including without limitation, all actions necessary to file patent applications and to register copyrights on behalf of the Company. The obligations of Executive in this Section 5 shall survive the termination of Executive’s employment with the Company.

6.     Noncompetition and Nonsolicitation Covenants.

(a)    Executive covenants and agrees that during employment and, in the event Executive receives severance payments as provided in Section 8 hereof, for the longer of (x) the twelve (12) month period immediately following Executive’s Termination Date, or (y) the period immediately following Executive’s Termination Date for which Executive receives severance pay as provided in Section 8 (whether paid in a lump sum or installments) (such applicable period in clause (x) or (y) being referred to herein as the “Restricted Period”), Executive will not (except on behalf of the Company or an Affiliate), directly or indirectly, serve or act as an owner, principal, partner, employee, officer, director, stockholder or consultant (which term does not include acting in an investment banking capacity) of a Competitive Business in the Restricted Area. For purposes hereof, (i) “Competitive Business” shall mean the production homebuilding business for single family homes (whether attached or detached) and other businesses in which the Company and its Affiliates are engaged (or have prepared written plans to engage) at any time during the period between the Effective Date and the Termination Date and the business activities related to such production homebuilding business, including acquiring and developing land and related improvements, land banking, the design, construction, marketing and sale of single family homes (whether attached or detached), arranging contracts with vendors, suppliers and subcontractors, and establishing warranty services; provided, however, Competitive Business shall not include providing businesses with consulting advice and contact information with respect to lending institutions and other financing sources, but only if such businesses and their affiliates do not own or operate a production homebuilding business for single family homes, and (ii) the “Restricted Area” shall mean anywhere in the United States where the Company or any Affiliate is conducting, or is actively engaged in pursuing, the production homebuilding business for single family homes (whether attached or detached) on the Termination Date. Nothing in this Section 6 (a) shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding shares of any class of securities of any Person listed on a national securities exchange which is engaged in a Competitive Business, so long as Executive has no active participation in the Competitive Business of such Person and does not serve on the board of directors or similar body of such Person.

(b)    Executive covenants and agrees that during employment and during the Restricted Period, whether or not Executive is terminated with or without Cause, whether such termination is at the instance of Executive (with or without Good Reason) and regardless of whether Executive receives severance payments as provided in Section 8 hereof, Executive will not, on behalf of himself or directly or indirectly through another Person (including without limitation as an owner, principal, partner, officer, director, stockholder, employee, consultant or otherwise):

(i)    call on, solicit for services, divert, take away or otherwise attempt in any manner to solicit the business of any customer, supplier or other business relation of the Company or any of its Affiliates for a purpose that is a Competitive Business, or in any way interfere with the relationship between any such customer, supplier or other business relation and the Company or any of its Affiliates (including, without limitation, inducing such Person to cease doing business with the Company or any of its Affiliates or making any negative statements or communications about the Company or any of its Affiliates); or

(ii)    hire, engage, employ, solicit, take away, induce or attempt to hire, engage, solicit, take away or induce (either on Executive’s behalf or on behalf of any other Person) any Person who is then an employee or contractor of the Company or any of its Affiliates or who was an employee or contractor of the Company or any of its Affiliates (with respect to the Company’s or any of its Affiliates’ business) at any time during the twelve (12) month period immediately preceding Executive’s Termination Date, if applicable; provided, however, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms or other routine recruiting activities, provided further that such searches are not specifically targeted at employees of the Company or any Affiliate and that any Person who Executive is otherwise precluded from hiring, engaging, employing, soliciting or taking away under this Section 6(b)(ii) is not hired to fill such open position.

(c)    In the event Executive is subject to the noncompetition covenant set forth in Section 6(a) hereof, Executive shall notify the Company promptly upon his acceptance of employment (or commencement of providing consulting services) during the Restricted Period.

(d)    The Company and Executive hereby agree and acknowledge that (i) the Company’s business is national in nature and therefore the geographic restrictions imposed by the noncompetition and nonsolicitation covenants set forth in Sections 6(a) and 6(b) hereof are reasonable, necessary and appropriate in light of the nature of the Company’s business; (ii) by having access to information concerning employees and customers of the Company, Executive shall obtain a competitive advantage as to such parties; (iii) the covenants and agreements of Executive contained in this Agreement are reasonably necessary to protect the interests of the Company in whose favor said covenants and agreements are imposed in light of the nature of the Company’s business and the involvement of Executive in such business; (iv) the restrictions imposed by this Agreement are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Executive breach any of the provisions of said covenants or agreements; and (v) the covenants and agreements of Executive contained in this Agreement form material consideration for this Agreement. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the geographic area, duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to modify the geographic area, duration and scope of such provision to the extent necessary to make it enforceable, and that the provision in its modified form shall be valid and enforceable to the full extent permitted by law.

(e)    Executive acknowledges and affirms that a breach of Section 6(a) or 6(b) by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. Accordingly, and notwithstanding anything contained in Section 14 hereof to the contrary, Executive agrees that in the event of any actual or threatened breach of such provisions, the Company and its Affiliates shall (in addition to any other remedies which they may have) be entitled to enforce their rights and Executive’s obligations under this Section 6 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary and/or permanent injunctive relief and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6 (including the extension of the Restricted Period by a period equal to (i) the length of the violation of this Section 6, plus (ii) the length of any court proceedings necessary to stop such violation), and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. In the event of a breach or violation by Executive of this Section 6, the running of the Restricted Period (but not Executive’s obligations under this Section 6) shall be tolled with respect to Executive during the continuance of any breach of violation.

7.     Termination of Employment.

(a)    Executive’s employment with the Company shall terminate upon:

(i)    Executive’s receipt of written notice from the Company of the termination of his employment for other than Cause (as hereinafter defined), effective as of the date indicated in such notice (which date may be the date of Executive’s receipt of such notice);

(ii)    Executive’s receipt of written notice from the Committee that Executive’s employment with the Company is being terminated for Cause, subject to compliance by the Committee with the procedures set forth in Section 8(h);

(iii)    Executive’s resignation or other voluntary termination of his employment (with or without Good Reason), including Retirement; provided that Executive shall be required to give thirty (30) days’ advance written notice of his termination or resignation, except for a termination for Good Reason in which event the notice provisions of Section 8(l) shall apply;

(iv)    Executive’s Disability; or

(v)    Executive’s death.

(b)    The date upon which Executive’s termination of employment with the Company is effective shall be the “Termination Date.”

(c)    Upon termination of Executive’s employment with the Company for any reason, Executive shall resign from all positions held as officer or director of the Company or its Affiliates effective as of the Termination Date.

(d)    Upon termination of Executive’s employment with the Company for any reason, Executive shall be entitled to receive unpaid Base Salary through the Termination Date, compensation for any earned but unused vacation or paid days off and any reimbursement of business expenses as provided in Section 3(e) hereof (together, the “Accrued Obligations”) and any vested rights of Executive under any equity awards or agreements to the extent provided for in accordance with the terms of such awards or agreements.

8.     Severance Pay Upon Termination of Employment.

(a)    If Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns with Good Reason and, in either instance, the Termination Date is not during the Change of Control Period, then the Company will pay to Executive as severance pay, an amount equal to (i) two (2) times the sum of his then current Base Salary and his target annual incentive bonus under the STIP for the Company’s fiscal year in which his Termination Date occurs, and (ii) a pro rata annual incentive bonus under the STIP for the Company’s fiscal year in which his Termination Date occurs (based upon the number of days that have elapsed in such fiscal year to the Termination Date) calculated based upon the Company’s actual performance for such fiscal year. Such payments are subject to the conditions in Section 8(j), including, without limitation, subject to the condition that Executive is in compliance with the terms of Sections 4, 5 and 6 hereof. In addition Executive shall be entitled to receive the Accrued Obligations and the rights set forth in Section 7(d) hereof.

(b)    If Executive’s employment with the Company is terminated by the Company without Cause, or if Executive resigns with Good Reason and, in either instance, the Termination Date is during the Change in Control Period, then the Company will, subject to the conditions in Section 8(j) including, without limitation, subject to the condition that Executive is in compliance with Sections 4, 5 and 6 hereof, pay to Executive as severance pay an amount equal to three (3) times the sum of Executive’s then current Base Salary and target annual incentive bonus under the STIP for the Company’s fiscal year in which his Termination Date occurs. In addition, Executive shall be entitled to receive the Accrued Obligations and the rights set forth in Section 7(d) hereof.

(c)    Severance pay pursuant to Section 8(a)(i) will be paid to Executive in twelve (12) equal monthly installments commencing on the first normal payroll date of the Company after the sixty (60) day period following the Termination Date (but commencing no later than ninety (90) days after his Termination Date) and severance pay pursuant to Section 8(a)(ii) will be paid to Executive at the same time bonuses are paid to other executives for such fiscal year. Severance pay pursuant to Section 8(b) will be paid to Executive in a lump sum no later than sixty (60) days after the Termination Date provided that the Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A. If the Change in Control does not constitute a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A, severance pay pursuant to Section 8(b) in an amount equal to the severance pay pursuant to Section 8(a) (to the extent not exempt from Code Section 409A) will be paid in the same manner as payable under Section 8(a) and any additional amounts will be paid in a lump sum no later than sixty (60) days after the Termination Date Severance pay shall be subject to all legally required tax withholdings and authorized deductions.

(d)    If Executive is entitled to severance pay under Sections 8(a) or 8(b) above, Executive also shall be entitled to receive for up to twelve (12) months after his Termination Date, the group health, dental and vision coverages in which Executive participated immediately prior to the Termination Date at the same level as for active employees and in the same manner as if Executive’s employment had not terminated. Any additional coverages Executive had at the Termination Date, including dependent coverage, will also be continued for that period on the same terms, to the extent permitted by the applicable policies or contracts. Executive will be responsible for paying any costs he was paying for those coverages at the Termination Date by separate check payable to the Company each month in advance (or by such other method as may be acceptable to the Company). If the terms of any benefit plan referred to in this subsection (d) or the laws applicable to that plan do not permit Executive’s continued participation on the same basis as for active employees, then the Company will pay to Executive on the sixtieth (60th) day following the Termination Date a lump sum amount equal to the costs to continue such benefits for the twelve (12) month period, less the amount Executive would have to pay for such coverages.

(e)    For awards granted to Executive under the LTIP (the “LTIP Awards”) on or after the Effective Date, and for outstanding unvested LTIP Awards held by Executive as of the Effective Date, the following provisions shall apply and be incorporated into such LTIP Award agreements (capitalized terms used in this Section 8(e) and not otherwise defined in this Agreement shall have the meanings set forth in the LTIP):

(i)    For Executive’s LTIP Awards that vest solely on a time basis, in the event of (A) Executive’s death or termination of employment for Disability, the LTIP Awards shall become fully vested and nonforfeitable as of Executive’s Termination Date, and (B) Executive’s termination of employment by the Company without Cause, by Executive for Good Reason or by Executive’s Retirement, the unvested LTIP Awards will vest with respect to such number of Shares (rounded to the nearest whole Share) equal to the product of the total number of Shares multiplied by a fraction (not to exceed one (1)) the numerator of which is equal to the number of whole months elapsed from the grant date to Executive’s Termination Date and the denominator of which is the total number of months in entire vesting period and the remaining Shares shall be forfeited.

(ii)    For Executive’s LTIP Awards that vest on a performance basis, in the event of (A) Executive’s death or termination of employment for Disability, Shares equal to the Target Award shall become fully vested and non-forfeitable as of Executive’s Termination Date and (B) Executive’s termination of employment by the Company without Cause, by Executive for Good Reason or by Executive’s Retirement, a pro rata amount of the Shares subject to the LTIP Award shall continue to be eligible to vest and be payable at the end of the Performance Period based upon the Company’s performance for such Performance Period. The pro rata portion is determined by multiplying the actual number of Shares subject to the LTIP Award by a fraction (not to exceed one (1)) the numerator of which is equal to the number of whole months elapsed from the beginning of the Performance Period to Executive’s Termination Date and the denominator of which is the total number of months in the entire Performance Period and the remaining Shares shall be forfeited.

(iii)    In the event of an anticipated Change in Control, the Committee shall have the authority to determine that the LTIP Awards (which determination may be different for different types of LTIP Awards): (A) will be continued by the Company (if the Company is the surviving entity); or (B) will be assumed by the surviving entity or its parent or subsidiary; or (C) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the LTIP Award. If (A), (B) or (C) above apply, the continued, assumed or substituted awards will provide (X) similar terms and conditions, including vesting and performance measures, and preserve the same benefits as the LTIP Award that is being continued or replaced, and (Y) that, in the event of Executive’s termination of employment by the Company without Cause or termination by the Executive for Good Reason, within the Change in Control Period, the unvested LTIP Award (or unvested substituted award) will fully vest (and at the Target Award level, if applicable) and become immediately nonforfeitable. If the Committee determines that (A), (B) or (C) shall not apply to the anticipated Change in Control (or makes no such determination), the LTIP Award shall fully vest on the Closing Date (and at the Target Award level, if applicable).

(iv)    The outstanding unvested LTIP Awards held by Executive as of the Effective Date shall be amended in accordance with the provisions of this Section 8(e).

(f)    In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Section 8(a) or 8(b), as the case may be, and provide the benefits in Section 8(d), and the Company shall have no other obligation to Executive or to his beneficiaries or his estate, except as otherwise provided by law, under the terms of any employee benefit plans or programs (excluding any severance plan or program) then maintained by the Company or any of its Affiliates in which Executive participates.

(g)    Notwithstanding the foregoing provisions of this Section 8, the Company will not be obligated to make any payments under Section 8(a), Section 8(b) or Section 8(c) or provide the benefits under Section 8(d) hereof unless (i) Executive, if reasonably requested by the Board and for no additional consideration, completes such transitional duties as the Board may assign; (ii) Executive signs a release of claims in form satisfactory to the Company, which release shall contain a “carve-out” for any rights under Delaware law and the By-Laws of the Company to indemnification and advancement of expenses, on or before expiration of the twenty one (21) day period following the Termination Date and all applicable rescission periods provided by law have expired; and (iii) Executive is in compliance with the terms of this Agreement and any other agreements with the Company that survive the termination of Executive’s employment, including, without limitation, Executive is in compliance with the terms of Sections 4, 5 and 6 hereof. Notwithstanding any provision of this Agreement to the contrary, the timing of Executive’s execution of the release of claims will not, directly or indirectly, result in Executive designating the calendar year of any severance payment, and if a severance payment that is subject to execution of the release of claims could be made in more than one (1) taxable year, that payment will be made in the later taxable year.

(h)    “Cause” means, in the good faith and reasonable judgment of the Committee, Executive has (i) willfully continued to fail to perform his duties with the Company or any of its Affiliates (occasioned by reason other than physical or mental illness or Disability of Executive); (ii) willfully engaged in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; (iii) materially breached any of the restrictive covenants in Sections 4 and 6 of this Agreement; (iv) materially violated the Company’s Code of Business Conduct and Ethics (or any successor policy); or (v) been convicted of any felony (with no further possibility of appeal), or Executive has entered a guilty plea or plea of nolo contendere to any felony.

The termination of employment of Executive under clauses (i), (ii), (iii) and (iv) above shall not be deemed to be for “Cause” unless and until reasonable notice is provided to Executive that the Committee is considering terminating Executive’s employment for Cause and Executive is given an opportunity, together with his counsel, to be heard by the Committee.

(i)    “Change of Control” shall mean:

(i)    The acquisition by any Person (as hereinafter defined), including, without limitation, any group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five (25%) percent or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any such acquisition directly from the Company unless it exceeds thirty-five (35%) of the Outstanding Company Common Stock or Outstanding Company Voting Securities, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this section; or

(ii)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, that for purposes of this subsection, a Change of Control shall not be deemed to have occurred as result of such Business Combination if the Business Combination was approved by the Board and no Person’s ownership exceeds thirty-five percent (35%) of the outstanding shares or combined voting power of the company resulting from such Business Combination; or

(iv)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(j)    “Change of Control Period” shall mean the period commencing on the date of the consummation of a Change of Control (the “Closing Date”) and ending on the second (2nd) anniversary of the Closing Date.

(k)    “Disability” means, as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of Executive’s job with reasonable accommodation for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) days in any twelve (12) month period. Any question as to the existence of a Disability to which the Executive and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third who shall make such determination in writing. This written determination of Disability will be final and conclusive for all purposes under this Agreement.

(l)    “Good Reason” means, so long as no event, circumstance or condition has occurred or exists that would give rise to the Company’s right to terminate Executive for Cause, the occurrence of any of the following conditions without Executive’s consent:

(i)    a material diminution in Executive’s authority, duties or responsibilities; or

(ii)    a material diminution in Executive’s total compensation (including base salary, amounts received or to be received under the STIP, the LTIP and DCP and any other components of Executive’s then-compensation), compensation opportunities or benefits that is not part of a broader and comparable percentage reduction in such items for other similarly situated executives as part of an organizational cost cutting program; or

(iii)    any other action or inaction that constitutes an uncured material breach by the Company of this Agreement; or

(iv)    during the Change in Control Period, relocation of Executive’s primary office to a location more than thirty five (35) miles from Atlanta, Georgia.

Notwithstanding the foregoing, the occurrence of any of the events described above will not constitute Good Reason unless (A) Executive gives the Company written notice within fifteen (15) days after the initial occurrence of an event that Executive believes constitutes Good Reason and describes in such notice the details of such event; (B) the Company thereafter fails to cure any such event within fifteen (15) days after receipt of such notice; and (C) Executive’s Termination Date as a result of such event occurs at least thirty one (31) days after the Company’s receipt of the notice referred to in clause (A), but no more than sixty (60) days after the initial occurrence of such event.

(m)    “Retirement” means a voluntary termination of employment by Executive (i) at age sixty-five (65) or older with at least five (5) years of service with the Company and/or its Affiliates or (ii) after at least twenty (20) years of service with the Company and/or its Affiliates.

9.    Return of Records and Property. Upon termination of Executive’s employment with the Company or at any time upon the Company’s request, Executive shall promptly deliver to the Company any and all of the Company’s and its Affiliate’s records and any and all of the Company’s and its Affiliate’s property in his possession or under his control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or Confidential Information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

10.    Remedies. Executive acknowledges that monetary damages alone will not adequately compensate the Company for the harm caused by any breach by him of the provisions of Sections 4, 5, 6, 9 or 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, and notwithstanding anything contained in Section 14 below to the contrary, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Nothing in this Section 10 shall be construed to limit or prevent the Company from recovering any monetary damages it can prove as a result of Executive’s breach of Sections 4, 5, 6, 9 or 11 hereof.

11.    Non-Disparagement. Executive will not at any time, during or after the Termination Date, disparage, defame or denigrate the reputation, character, image, products or services of the Company, or of any of its Affiliates, or, any of the Company’s or its Affiliate’s directors, officers, stockholders, members, employees or agents. The Company will not, except as may be required by law, issue any official press release or statement which is intended to disparage Executive.

12.     Miscellaneous.

(a)    Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement, and any disputes or controversies arising hereunder, shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

(b)    Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Georgia in the greater Atlanta, Georgia area and/or the United States District Court for the Northern District of Georgia, for the purpose of resolving all issues of law, equity or fact, arising out of or in connection with this Agreement, and any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of or in Georgia and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in any state or federal court in Georgia.

(c)    Waiver of Jury Trial. SUBJECT TO SECTION 14 BELOW, IN THE EVENT OF ANY DISPUTE OR CONTROVERSY BETWEEN THE PARTIES ARISING HEREUNDER THAT IS THE SUBJECT OF A COURT PROCEEDING, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(d)    Entire Agreement. This Agreement contains the entire agreement of the parties relating to the compensation and benefits to be received by Executive under certain circumstances and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety the Prior Agreement and the Prior Agreement shall be of no force or effect.

(e)    No Violation of Other Agreements or Obligations. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company. Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others and agrees not to enter into any agreement either written or oral in conflict with this Agreement.

(f)    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(g)    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h)    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death or Disability and (b) any assignee or successor of the Company. Executive agrees that the Company may assign this Agreement. Any such assignee or successor of the Company will be deemed substituted for the Company (as applicable) herein. For purposes of this Section 12(h), “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

(i)    Affiliated Entities. As used in this Agreement, the term “Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person, and, in the case of an individual, means his or her spouse, siblings, ascendants and descendants, and, with respect to the Company, includes, without limitation, each Person which controls the Company, is controlled by the Company or is under common control with the Company. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, the term “Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an association, a limited liability company, an unincorporated organization and any other entity, and a government or any department, political subdivision or agency thereof.

(j)    Notices. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, one (1) business day after notice is sent by reliable overnight courier or three (3) business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Executive or, in the case of the Company, to its principal office, to the attention of the Chairman of the Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.

(k)    Taxes. The Company may deduct from any payments made and benefits provided to Executive hereunder any withholding or other taxes which the Company is required or authorized to deduct under applicable law. Executive shall be liable and responsible for all of Executive’s tax obligations applicable to the compensation and benefits provided to Executive under this Agreement.

(l)    Code Section 409A. This Agreement shall at all times be interpreted and operated in compliance with Section 409A of the Code. The parties intend that the payments and benefits under this Agreement will qualify for any available exceptions from coverage under Code Section 409A and this Agreement shall be interpreted accordingly. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (i) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the Termination Date or other termination of Executive’s employment are intended to mean Executive’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), (ii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, under Section 8(a), shall be treated as a right to a series of separate payments, (iii) each such payment that is made within two and one-half (2-1/2) months following the end of the calendar year that contains the date of the Executive’s Termination Date is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Code Section 409A, (iv) each such payment that is made later than two and one-half (2-1/2) months following the end of the calendar year that contains the date of the Executive’s Termination Date is intended to be exempt under the two-times pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and (v) each payment that is made after the two-times pay exception ceases to be available shall be subject to delay (if necessary) as provided for “specified employees” below.

If Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s separation from service, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six month period immediately following Executive’s separation from service shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, to Executive’s estate) in a lump sum on the first business day after the earlier of the date that is six months following Executive’s separation from service or Executive’s death.

To the extent any reimbursements or in-kind benefits due to Executive under this Agreement are subject to Code Section 409A, (i) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (ii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its Affiliates.

(m)    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(n)    Severability. Subject to Section 6 hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect, and so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and unenforceable.

(o)    Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

13.     Parachute Payments.

(a)    Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by Executive, whether payable pursuant to the terms of this Agreement or any other plan, arrangements, award agreement or other agreement with the Company or any Affiliate of the Company (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Executive if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to Executive. The Company will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both Executive and the Company not less than fifteen (15) days before the date on which a payment becomes due.

(b)    If the Accounting Firm determines that a reduction in payments is required pursuant to this Section 13, cash benefits shall first be reduced, followed by a reduction of non-cash payments, including option or stock award vesting acceleration, in each case, beginning with payments that would be made last in time and only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay or provide such reduced amounts to Executive in accordance with the terms of this Agreement or any other applicable plan, arrangement or agreement governing such payments.

(c)    If applicable, Executive and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 13. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 13 will be borne by the Company.

(d)    For purposes of this Section 13, “Net After-Tax Benefit” means (i) the Total Payments that Executive becomes entitled to receive from the Company or any Affiliate of the Company which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed on Executive with respect to the Total Payments under Section 4999 of the Code.

14.    Arbitration; Attorneys’ Fees. Except as provided in Section 6(e) and Section 10, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The provisions hereof are intended to supersede the Company’s “RCB Program”. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (a) the United States District Court of the Northern District of Georgia, (b) any of the courts of the State of Georgia in the greater Atlanta, Georgia area, or (c) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear all of its own costs and expenses, including attorneys’ fees, incurred in connection with any dispute under this Agreement, including in connection with any arbitration proceeding pursuant to this Section 14; provided, however, that if Executive incurs legal fees in seeking to defend, obtain or to enforce any rights or benefits provided by this Agreement and is successful in such defense, obtainment or enforcement of any rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay Executive’s reasonable legal fees incurred in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

COMPANY: BEAZER HOMES USA, INC.		EXECUTIVE:

By:	/s/ Keith L. Belknap	/s/ Allan P. Merrill
Name:	Keith L. Belknap	Allan P. Merrill
Title:	Executive Vice President, General Counsel

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